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                                 EXHIBIT 10.31
                           RESTRICTED STOCK AGREEMENT

         This Restricted Stock Agreement ("Agreement") is between VALERO ENERGY CORPORATION, a Delaware corporation ("Valero"), and JERRY D. CHOATE, presently a Non-Employee Director of the Board of Directors of Valero ("Outside Director"); who agree as follows:

         1. Introduction. Pursuant to the Valero Energy Corporation Restricted Stock Plan for Non-Employee Directors (as may be amended, the "Director Plan"), Valero granted 1,190 shares of its Common Stock, $.01 par value ("Restricted Shares"), under the Director Plan to the Outside Director. As directed by the Director Plan, the parties enter into this Agreement to evidence the terms, conditions and restrictions applicable to the Restricted Shares.

         2. The Director Plan, Restrictions on Transfer. The Outside Director has read and understands the Director Plan, which is incorporated herein by reference for all purposes, and agrees to the terms and conditions applicable to the Restricted Shares and the rights and powers of Valero as provided therein. In addition, the Outside Director agrees as follows;

                  2.01 Except as provided in the Director Plan and this Agreement, Restricted Shares may not be sold, exchanged, pledged, hypothecated, transferred, garnished or otherwise disposed of or alienated prior to vesting. The Outside Director agrees that certificates representing the Restricted Shares may be imprinted with a legend to this effect.

                  2.02 Restricted Shares granted hereunder shall vest and accrue to Outside Director in the following increments: 397 shares on the date of the annual meeting of stockholders of Valero Energy Corporation for election of directors of Valero ("Annual Meeting") occurring in 2004; 397 shares on the date of the Annual Meeting occurring in 2005; and 396 shares on the date of the Annual Meeting occurring in 2006. The restrictions may terminate prior to the expiration of such period as set forth in the Director Plan.

                  2.03 Valero shall retain all certificates representing Restricted Shares, together with stock powers executed by the Outside Director pertaining to such Restricted Shares, until the restrictions on such Restricted Shares described in the Director Plan or contained in this Agreement lapse.

                  2.04 If Restricted Shares are forfeited, the Transfer Agent of Valero is instructed, upon confirmation by the Corporate Secretary of such forfeiture, to surrender the certificates representing such shares for cancellation.

         3. Limitation. The Outside Director shall have no rights with respect to any Restricted Shares not expressly conferred by the Director Plan or this Agreement.

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         4. Miscellaneous. All capitalized terms contained in this Agreement shall have the definitions set forth in the Director Plan unless otherwise defined herein. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

         EFFECTUVE as of the 24TH day of APRIL, 2003.

                                       VALERO ENERGY CORPORATION


                                       ---------------------------------------
                                       Mike Crownover
                                       Vice President - Human Resources


                                       ---------------------------------------
                                       JERRY D. CHOATE
                                       Outside Director